As Filed With the Securities and Exchange Commission on January 23, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

PRO-DEX, INC.
(Exact name of registrant as specified in its charter)

Colorado	84-1261240
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

151 E. Columbine Avenue, Santa Ana, California 92707
(Address of Principal Executive Offices)    (Zip Code)

 2004 STOCK OPTION PLAN
AND
2004 DIRECTORS' STOCK OPTION PLAN
(Full title of the plan)

Patrick Johnson
President and Chief Executive Officer
PRO-DEX, INC.
151 E. Columbine Avenue
Santa Ana, California 92707
(Name and address of agent for service)

(714) 241-4411
(Telephone number, including area code, of agent for service)

COPY TO:
Thomas J. Crane, Esq.
Rutan & Tucker, LLP
611 Anton Boulevard, Fourteenth Floor
Costa Mesa, California 92626
(714) 641-5100

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, no par value	2,000,000 Shares	$2.47(2)	$4,940,000	$454.48

(1)   Represents 1,500,000 shares of common stock that may become issuable upon exercise of options to be granted under the Registrant's 2004 Stock Option Plan, 500,000 shares of common stock that may become issuable upon exercise of options to be granted under the Registrant's 2004 Directors' Stock Option Plan. In the event of a stock split, stock dividend, anti-dilution adjustment or similar transaction involving common stock of the Registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) of the Securities Act of 1933.

(2)   Computed pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the average of the high and low sales price reported on the NASD's SmallCap Market on January 20, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2, will be sent or given to employees in accordance with Form S-8 and Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). We will furnish without charge to each employee to whom information is required to be delivered, upon written or oral request, a copy of each document incorporated by reference in Item 3 of Part II of this Registration Statement, which documents are incorporated by reference in the Section 10(a) prospectus, and any other documents required to be delivered to them under Rule 428(b) of the Securities Act. Requests should be directed to Pro-Dex, Inc., 151 E. Columbine Avenue, Santa Ana, California 92707, Attention: Chief Financial Officer. Our telephone number is (714) 241-4411.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration Statement:

(a)        The Registrant's Definitive Proxy Statement filed with the Commission on October 28, 2003, in connection with the Registrant's Annual Meeting of Stockholders  held on December 11, 2003.

(b)        The Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003, filed with the Commission on September 23, 2003 (File No. 000-14942).

(c)        All reports of the Registrant filed pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the fiscal year ended June 30, 2003.

(d)        The description of the Registrant's securities contained in the Registrant's Registration Statement on Form 8A filed under the Securities and Exchange Act of 1934, together with any amendment or report filed for the purpose of amending or updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities remaining unsold, shall be deemed incorporated by reference into this Registration Statement and shall be a part hereof from the date of filing such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.     Description of Securities.

Not Applicable.

ITEM 5.     Interests of Named Experts and Counsel.

Not Applicable.

ITEM 6.     Indemnification of Directors and Officers.

The Colorado Business Corporation Act, or CBCA, requires that each director discharge his duties to Pro-Dex in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner that he reasonably believes to be in the best interests of Pro-Dex. Generally, a director will not be liable to Pro-Dex or its shareholders, for any action he takes or omits to take as a director if, in connection with such action or omission, he performed the duties of his position in compliance with the standards described above.

Our Articles of Incorporation provide that Pro-Dex may indemnify any director or officer of Pro-Dex to the full extent permitted by Colorado law. Under the CBCA, except for the situation described below, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

  the person conducted himself in good faith;

  the person reasonably believed, in the case of conduct in an official capacity with that corporation, that his conduct was in the best interests of that corporation and, in all other cases, that his conduct was at least not opposed to the best interests of that corporation; and

  in the case of any criminal proceeding, the person had no reasonable cause to believe his conduct was unlawful.

Under the CBCA, Pro-Dex may not indemnify a director as described above:

  in connection with a proceeding by or in the right of Pro-Dex, in which the director was adjudged liable to Pro-Dex; or

  in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he derived an improper personal benefit.

Under the CBCA, Pro-Dex is required to indemnify any director who is wholly successful on the merits or otherwise, in the defense of any proceeding to which the director was a party because the person is or was a director, against reasonable expenses incurred by him in connection with the proceeding.

To the extent indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Pro-Dex under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 7.     Exemption from Registration Claimed.

Not Applicable.

ITEM 8.     Exhibits.

4.1       Pro-Dex, Inc. 2004 Stock Option Plan

4.2       Pro-Dex, Inc 2004 Directors' Stock Option Plan

5.1       Opinion of Rutan & Tucker, LLP

23.1     Consent of Rutan & Tucker, LLP (included in Exhibit 5.1)

23.2     Consent of McGladrey & Pullen, LLP

24.1     Power of Attorney (included on the signature page hereof)

ITEM 9.     Undertakings.

The Registrant hereby undertakes:

            (1)        file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (unless the information required by paragraphs (i) and (ii) below is contained in periodic reports filed with or furnished by the Registrant to the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement):

                        (i)         To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                        (ii)       To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                        (iii)       To include any additional or changed material information on the plan of distribution.

             (2)        For determining under the Securities Act, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

              (3)         To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on January 22, 2004.

PRO-DEX, INC., a Colorado corporation

By:  /S/ PATRICK JOHNSON
       Patrick Johnson,
       President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick Johnson his attorney-in-fact and agent, with the power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any amendment to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, and ratifying and confirming all that the attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons, including a majority of the Board of Directors, in the capacities and on the date indicated.

Signature	Title	Date

/S/ PATRICK JOHNSON Patrick Johnson	President and Chief Executive Officer (Principal Executive Officer)	January 22, 2004

/S/ JEFFREY J. RITCHEY Jeffrey J. Ritchey	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Secretary	January 22, 2004

George J. Isaac	Director	January 22, 2004

/S/ MICHAEL A. MESENBRINK Michael A. Mesenbrink	Director	January 22, 2004

/S/ VALERIO GIANNINI Valerio Giannini	Director	January 22, 2004

/S/ MARK P. MURPHY Mark P. Murphy	Director	January 22, 2004

EXHIBIT INDEX

Exhibit No.        Description

         4.1          Pro-Dex, Inc. 2004 Stock Option Plan

         4.2          Pro-Dex, Inc 2004 Directors' Stock Option Plan

         5.1          Opinion of Rutan & Tucker, LLP

        23.1         Consent of Rutan & Tucker, LLP (included in Exhibit 5.1)

        23.2         Consent of McGladrey & Pullen, LLP

        24.1         Power of Attorney (included on the signature page hereof)